Freeport-McMoRan Copper & Gold Inc.
Announces $0.50 per Share Supplemental
Common Stock Dividend

NEW ORLEANS, LA, February 2, 2005 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized a supplemental common stock dividend of $0.50 per share to be paid on March 31, 2005 to shareholders of record as of March 15, 2005. The supplemental dividend to be paid in March represents an addition to FCX’s regular quarterly common stock dividend of $0.25 per share and the supplemental dividend of $0.25 per share paid in December 2004. The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. Based on approximately 179 million current shares outstanding, the supplemental dividend payment approximates $90 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “This additional supplemental dividend reflects our strong operating and financial position, continued positive markets for copper and gold and our outlook for 2005 cash flow generation to exceed significantly our capital expenditures and scheduled debt payments.  We are committed to maintaining a strong financial position as we use cash to retire debt and provide returns to our shareholders through dividends and share purchases.  A continuation of strong copper and gold prices would enable our Board to consider additional financial measures for the benefit of our shareholders.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding dividend payments and purchases of the Company’s common stock. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
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